Exhibit 5.2

Opinion of Tarrant Sibley, Esq.

May 13, 2014

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offer and sale by Hasbro, Inc., a Rhode Island corporation (the “Company”), of $300 million aggregate principal amount of the Company’s 3.150% Senior Notes due 2021 (the “2021 Notes”) and $300 million aggregate principal amount of the Company’s 5.100% Senior Notes due 2044 (the “2044 Notes” and together with the 2021 Notes, the “Debt Securities”), pursuant to an underwriting agreement dated May 8, 2014 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named in the Underwriting Agreement. The Debt Securities will be issued pursuant to an indenture dated as of March 15, 2000 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York (the “Trustee”), as supplemented by the fourth supplemental indenture to be dated as of May 13, 2014, by and between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Company filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form S-3 (File No. 333-195789) under the Securities Act of 1933, as amended (the “Securities Act”), on May 8, 2014 (the “Registration Statement”) and the prospectus dated May 8, 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated May 8, 2014 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated May 8, 2014 (the “Prospectus Supplement”).

I am the Senior Vice President and Deputy General Counsel of the Company and have advised the Company in connection with the filing of the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement.

I have examined and relied upon signed copies of the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company (as amended or restated from time to time, the “Articles of Incorporation”), the Amended and Restated Bylaws of the Company (as amended or restated from time to time, the “Bylaws”) and minutes of meetings of the stockholders and the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Hasbro, Inc.

May 13, 2014

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island.

Based upon and subject to the foregoing, I am of the opinion that (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Rhode Island, (ii) the Company has the corporate power to enter into and perform its obligations under the Debt Securities and the Indenture and (iii) the Company has duly authorized and executed the Debt Securities and the Indenture.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Wilmer Cutler Pickering Hale and Dorr LLP may rely on this opinion in rendering its opinion to the Company relating to the enforceability of the Debt Securities.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about May 13, 2014, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of my name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Tarrant Sibley
Tarrant Sibley, Senior Vice President and
Deputy General Counsel

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